Exhibit 99.1

News Release

Analyst and Media Contact:

Dan Meziere

(972) 855-3729

Atmos Energy Corporation Names

Telisa Toliver to Board of Directors

DALLAS (September 16, 2024) - Atmos Energy Corporation (NYSE: ATO) announced today that Telisa Toliver has been elected to its board of directors, effective September 10, 2024.

Ms. Toliver currently serves as General Manager, Renewable Power for Chevron Pipeline and Power, a division of Chevron USA which manages Chevron’s interest in gas-fired and renewable power generation assets. In this role since 2019, Ms. Toliver leads all commercial, technical, and operations activities related to the integration of renewable power projects with Chevron’s global operations. Prior to this role, Ms. Toliver served as Vice President, Business Development and Strategy for Chevron Pipeline and Power, where she led business development and commercial functions in the pipeline and power business. She also served as a director on various joint venture boards. Prior to Chevron, Ms. Toliver began her career in the energy industry at Texaco working in natural gas sales, fuels management, business development, and strategic planning.

“Telisa is an excellent addition to our board. She has extensive experience in the energy sector as well as significant knowledge in a variety of areas, including governance, human resource management, supply chain and vendor management, environmental and sustainability issues, risk management, business development, and strategic planning. She will be a significant asset to our Board,” said Kim R. Cocklin, Chairman of the Board of Atmos Energy.

About Atmos Energy

Atmos Energy Corporation, an S&P 500 company headquartered in Dallas, is the country’s largest natural gas-only distributor. We safely deliver reliable, efficient and abundant natural gas to over 3.3 million distribution customers in over 1,400 communities across eight states located primarily in the South. As part of our vision to be the safest provider of natural gas services, we are modernizing our business and infrastructure while continuing to invest in safety, innovation, environmental sustainability and our communities. Atmos Energy manages proprietary pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas. Find us online at http://www.atmosenergy.com, Facebook, Twitter, Instagram and YouTube.